Exhibit 28(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 24, 2010, relating to the financial statements and financial highlights which appear in the July 31, 2010 Annual Report to Shareholders of the Pacific Capital Tax-free Securities Fund and Pacific Capital Tax-free Short Intermediate Securities Fund (the “Funds”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 29, 2010